Robinson & Cole LLP	1055 Washington Boulevard Stamford, CT 06901-2249 Main (203) 462-7500 Fax (203) 462-7599

April 28, 2017

FuelCell Energy, Inc.

3 Great Pasture Way

Danbury, Connecticut

Ladies and Gentlemen:

We have acted as counsel to FuelCell Energy, Inc., a Delaware corporation (the “Company”), in connection with the public offering by the Company of shares of the Company’s common stock, $0.0001 par value per share (the “Shares”), and Series C and Series D Warrants (collectively with the “Shares”, the “Securities”). The Securities have been registered pursuant to a Registration Statement on Form S-3 (Registration Number 333-215530) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and a related prospectus, dated as of February 24, 2017 (the “Prospectus”), and a prospectus supplement, dated as of April 28, 2017 (the “Prospectus Supplement”). The Securities are to be issued pursuant to the Underwriting Agreement, dated as of April 28, 2017 (the “Underwriting Agreement”), with Oppenheimer & Co. Inc. as the sole book-running manager, and Craig-Hallum Capital Group LLC, as co-manager.

In connection with this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing, we are of the opinion that (i) the Shares, when issued and delivered in the manner and on the terms described in the Underwriting Agreement, will be validly issued, fully paid and non-assessable and (ii) the Warrants, when issued and delivered in the manner and on the terms described in the Underwriting Agreement, will be valid and binding obligations of the Company.

We hereby consent to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Robinson & Cole, LLP

Richard A. Krantz